Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post –Effective Amendment No. 42 to the Registration Statement on Form N –1A of Fidelity Commonwealth Trust II: Fidelity Small Cap Enhanced Index Fund of our report dated April 11, 2023, relating to the financial statements and financial highlights, which appears in the above referenced fund ’s Annual Report to Shareholders on Form N-CSR for the year ended February 28, 2023.

We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
April 20, 2023